Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039
Celanese Corporation Reports Fourth Quarter 2012 Results,
Adjusted Earnings Increased 16 Percent Over Prior Year,
Expect 2013 Earnings Growth of 12 to 14 Percent
Dallas, January 28, 2013: Celanese Corporation (NYSE: CE), a global technology and specialty materials company, today reported fourth quarter 2012 adjusted earnings per share of $0.67, a 16 percent increase over the prior year period, driven by expanded operating EBITDA margins in the company's Consumer Specialties, Advanced Engineered Materials and Acetyl Intermediates segments. Diluted earnings per share from continuing operations for the quarter were $0.60 compared with $0.61 last year.

	Three Months Ended December 31,		Year Ended December 31,
(in $ millions, except per share data) - Unaudited	2012	2011	2012	2011
Net sales	1,501	1,614	6,418	6,763
Operating profit (loss)	86	97	511	690
Net earnings (loss) attributable to Celanese Corporation	95	95	605	607
Operating EBITDA [1]	254	243	1,209	1,362
Diluted EPS - continuing operations	$0.60	$0.61	$3.81	$3.81
Diluted EPS - total	$0.59	$0.60	$3.79	$3.82
Adjusted EPS [2]	$0.67	$0.58	$3.80	$4.47
1 Non-U.S. GAAP measure. See reconciliation in Table 1A.
2 Non-U.S. GAAP measure. See reconciliation in Table 6.
"Celanese completed 2012 with strong fourth quarter results reflecting the breadth of our global footprint, the depth of our product portfolio and our success in delivering innovative customer applications while also improving our cost position. As a result, we expanded operating EBITDA margins by 180 basis points and increased adjusted earnings per share by 16 percent over the prior year period even with a challenging economic environment and continued trough-like demand for acetyl products and derivatives," said Mark Rohr, chairman and chief executive officer. "Celanese also delivered strong cash flow, ending the year with nearly $1 billion of cash on the balance sheet and well positioned to pursue our growth initiatives and balanced capital deployment strategy in 2013."
Operating profit for the quarter was $86 million, with sustained operating margins, compared with $97 million in the prior year. The tax rate and diluted share count for adjusted earnings per share in the fourth quarter were 17 percent and 160.2 million, respectively. Net earnings were $95 million in the fourth quarter of 2012 compared with the prior year results of $95 million.

Net sales in the fourth quarter were $1,501 million compared to $1,614 million in the prior year. Volumes decreased 3 percent on a year-over-year basis primarily due to continued soft global demand in the company's Acetyl Intermediates segment and the Acetate footprint rationalization in its Consumer Specialties segment. Pricing also decreased 3 percent on a year-over-year basis mainly due to lower global demand for photovoltaic applications in the company's Industrial Specialties segment and lower raw material costs in its Acetyl Intermediates and Industrial Specialties segments.
Recent Highlights

•
Completed a $500 million offering of 4.625% senior unsecured notes due in 2022. In connection with completion of the offering, the company repaid $400 million of its existing senior secured credit facility indebtedness that was set to mature in 2016 and used the remaining proceeds, together with cash on hand, to make a $100 million contribution to its U.S. pension plan.

•
Completed the shutdown of the company's acetate tow and flake manufacturing operations at its Spondon, Derby, United Kingdom site. These manufacturing operations were included in the company's Consumer Specialties segment.

Fourth Quarter Business Segment Overview
Advanced Engineered Materials
Advanced Engineered Materials delivered growth in the fourth quarter despite a challenging economic environment in Europe and normal seasonality. Net sales increased to $299 million compared with $292 million in the prior year period as its innovative customer-oriented solutions drove a 4 percent increase in volumes while currency had a 2 percent unfavorable impact. Fourth quarter operating EBITDA was $88 million, a $15 million improvement over prior year, driven by the higher volumes and higher equity earnings. Equity earnings from the company's affiliates were $47 million compared with $36 million in the prior year period, primarily due to a significant turnaround in its Asian affiliates in fourth quarter of 2011. Operating profit improved by $4 million over the prior year period.
Consumer Specialties
Consumer Specialties delivered strong results in the quarter while positioning the business for enhanced future profitability through the rationalization of its manufacturing footprint with the closure of the Acetate facility at its Spondon site. Net sales in fourth quarter of 2012 were $281 million as compared to $306 million in the prior year period primarily due to 13 percent lower volumes as a result of the facility closure. Pricing was 5 percent higher than the prior year on continued strong global demand. Fourth quarter operating EBITDA was $86 million, a $13 million increase over the prior year as cost efficiencies from the footprint rationalization and higher pricing more than overcame lower volumes. Operating profit increased to $60 million from $59 million in fourth quarter of last year.
Industrial Specialties
Industrial Specialties' net sales in the fourth quarter of 2012 were $251 million compared to $272 million in the prior year period. Volumes increased 2 percent driven by increased demand in Asia and North America for Emulsions applications which was partially offset by lower European volumes. Pricing in the fourth quarter was lower than the prior year primarily due to lower demand for photovoltaic applications in EVA Performance Polymers and lower raw material costs across the segment. Operating EBITDA was $20 million compared with $30 million in the prior year period as increased demand in Emulsions did not offset lower demand for premium EVA applications. Operating profit in the fourth quarter of 2012 was $6 million compared with $17 million in the prior year period.
Acetyl Intermediates
Net sales for Acetyl Intermediates in the fourth quarter of 2012 were $773 million compared to $849 million in the prior period. Global demand for acetyl products and their downstream derivatives remained at low levels during the quarter resulting in 5 percent lower pricing and 3 percent lower volumes compared to the prior year period. Operating EBITDA in the fourth quarter of 2012 was $88 million compared with $95 million in the same period last year. However, operating EBITDA margins expanded modestly on lower raw material costs and cost efficiencies. Operating profit was $64 million in the fourth quarter of 2012 versus $67 million in same quarter in 2011.
Taxes
The tax rate for adjusted earnings per share was 17 percent for 2012 and 2011. The effective tax rate for continuing operations for 2012 was 7 percent compared with 20 percent in the prior year. The lower effective tax rate in 2012 was primarily due to recognition of $142 million in tax benefits from foreign tax credits partially offset by $38 million from a timing difference for when the company records tax on one of its strategic affiliates.
Strategic Investments
Earnings from equity investments, which are reflected in the company's earnings and operating EBITDA, were $79 million in the fourth quarter of 2012, a $33 million increase from the prior year period primarily due to a significant plant turnaround in its Asian affiliates in the fourth quarter of 2011 as well as the company's share of a gain related to debt restructuring at a subsidiary of one of its Infraserv affiliates. The Infraserv gain is included in other adjustments and thereby excluded from the company's operating EBITDA for the fourth quarter and the year. The cash flow impact of equity investments in the fourth quarter was consistent with the prior year period at $40 million.
Cash Flow
During 2012, the company generated $722 million in cash from operating activities, an $84 million increase from the same period last year, primarily driven by lower trade working capital versus the prior year period. The company also made total pension contributions of $294 million in 2012, an increase of $81 million over the prior year period. Cash used in investing activities during 2012 was $500 million compared with $441 million in the same period last year. The 2012 results include the company's acquisition of two product lines from Ashland Inc. and investments in future growth initiatives. Net cash provided by financing activities during 2012 was $49 million compared with net cash used of $253 million in the prior year. In 2012, the company completed a $500 million unsecured notes offering and repaid $400 million of its senior secured term loans that were set to mature in 2016. In 2011, the company used a net of $116 million to prepay a portion of these term loans. Net debt at the end of 2012 was $2,139 million, a $196 million decrease from the end of 2011.

Outlook
"We anticipate the challenging global economic environment will continue into 2013, particularly with the uncertainty in the European Union. Growth in China should improve throughout the year but I expect that growth to be modest when compared to historic levels," said Rohr. "Earnings growth in 2013, despite the impact of a two percentage point increase in our adjusted tax rate, should be consistent with our long-term growth objectives of 12 to 14 percent and be driven by Celanese-specific initiatives. We remain focused on growth platforms that expand the company's addressable opportunities and technology innovation that enhances the competitive position of our high volume products. In 2013, we will continue to take steps to reduce the impact of a challenging global economy on some of our portfolio, while accelerating the return on businesses where our solutions capability is opening new windows of opportunity for our customers."
The company's earnings presentation and prepared remarks related to the fourth quarter results will be posted on its website at www.celanese.com in the investor section after market close on January 28.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Jon Puckett	Linda Beheler	Jens Kurth
Phone: +1 972 443 4965	Phone: +1 972 443 4924	Phone: +49(0)69 45009 1574
Telefax: +1 972 443 8519	Telefax: +1 972 443 8519	Telefax: +49(0) 45009 58800
Jon.Puckett@celanese.com	Linda.Beheler@celanese.com	J.Kurth@celanese.com
Celanese Corporation is a global technology leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. With sales almost equally divided between North America, Europe and Asia, the company uses the full breadth of its global chemistry, technology and business expertise to create value for customers and the corporation. Celanese partners with customers to solve their most critical needs while making a positive impact on its communities and the world. Based in Dallas, Texas, Celanese employs approximately 7,600 employees worldwide and had 2012 net sales of $6.4 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com
Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “may,” “can,” “could,” “might,” “will” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct.
There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, electronics and construction industries; changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and carbon monoxide and the prices for electricity and other energy sources; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions; the ability to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the company; changes in the degree of intellectual property and other legal protection afforded to our products or technology, or the theft of such intellectual property; compliance and other costs and potential disruption or interruption of production or operations due to accidents, cyber security incidents, terrorism or political unrest or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, including the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; and various other factors discussed from time to time in the company's filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Reconciliation of Non-U.S. GAAP Measures to U.S. GAAP
This release reflects the following performance measures: operating EBITDA, business operating EBITDA, affiliate EBITDA and proportional affiliate EBITDA, adjusted earnings per share and net debt as non-U.S. GAAP measures. These measurements are not recognized in accordance with U.S. GAAP and should not be viewed as an alternative to U.S. GAAP measures of performance. The most directly comparable financial measure presented in accordance with U.S. GAAP in our consolidated financial statements for operating EBITDA and business operating EBITDA is net income; for proportional affiliate EBITDA is equity in net earnings of affiliates; for affiliate EBITDA is operating profit; for adjusted earnings per share is earnings per common share-diluted; and for net debt is total debt.
Use of Non-U.S. GAAP Financial Information

•
Operating EBITDA is defined by the company as net earnings less interest income plus loss (earnings) from discontinued operations, interest expense, taxes, and depreciation and amortization, and further adjusted for Other Charges and Adjustments as described in Table 7. We present operating EBITDA because we consider it an important supplemental measure of our operations and financial performance. We believe that operating EBITDA is more reflective of our operations as it provides transparency to investors and enhances period-to-period comparability of our operations and financial performance. Operating EBITDA is one of the measures management uses for its planning and budgeting process to monitor and evaluate financial and operating results and for the company's incentive compensation plan. Operating EBITDA should not be considered as an alternative to net income determined in accordance with U.S. GAAP. We may provide guidance on operating EBITDA and are unable to reconcile forecasted operating EBITDA to a U.S. GAAP financial measure because a forecast of Other Charges and Adjustments is not practical.

•
Business operating EBITDA is defined by the company as net earnings less interest income plus loss (earnings) from discontinued operations, interest expense, taxes and depreciation and amortization, and further adjusted for Other Charges and Adjustments as described in Table 7, less equity in net earnings of affiliates, dividend income from cost investments and other (income) expense. This supplemental performance measure reflects the operating results of the company's operations without regard to the financial impact of its equity and cost investments.

•
Affiliate EBITDA is defined by the company as operating profit plus the depreciation and amortization of its equity affiliates. Proportional affiliate EBITDA, a measure used by management to measure performance of its equity investments, is defined by the company as the proportional operating profit plus the proportional depreciation and amortization of its equity investments. The company has determined that it does not have sufficient ownership for operating control of these investments to consider their results on a consolidated basis. The company believes that investors should consider proportional affiliate EBITDA as an additional measure of operating results.

•
Adjusted earnings per share is a measure used by management to measure performance. It is defined by the company as net earnings (loss) available to common shareholders plus preferred dividends, adjusted for other charges and adjustments, and divided by the number of basic common shares, diluted preferred shares, and options valued using the treasury method. We may provide guidance on an adjusted earnings per share basis and are unable to reconcile forecasted adjusted earnings per share to a U.S. GAAP financial measure without unreasonable effort because a forecast of Other Items is not practical. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when U.S. GAAP information is viewed in conjunction with non-U.S. GAAP information, investors are provided with a more meaningful understanding of our ongoing operating performance. Note: The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities, where applicable, and specifically excludes changes in uncertain tax positions, discrete items and other material items adjusted out of our U.S. GAAP earnings for adjusted earnings per share purposes, and changes in management's assessments regarding the ability to realize deferred tax assets. We analyze this rate quarterly and adjust if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the tax rate used for U.S. GAAP reporting in any given reporting period. It is not practical to reconcile our prospective adjusted tax rate to the actual U.S. GAAP tax rate in any given future period.

•
Net debt is defined by the company as total debt less cash and cash equivalents. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding changes to the company's capital structure. Our management and credit analysts use net debt to evaluate the company's capital structure and assess credit quality. Proportional net debt is defined as our proportionate share of our affiliates' net debt.

Results Unaudited
The results presented in this release, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Consolidated Statements of Operations - Unaudited

	Three Months Ended December 31,		Year Ended December 31,
(in $ millions, except share and per share data)	2012	2011	2012	2011
Net sales	1,501	1,614	6,418	6,763
Cost of sales	(1,234)	(1,342)	(5,226)	(5,329)
Gross profit	267	272	1,192	1,434
Selling, general and administrative expenses	(128)	(128)	(507)	(536)
Amortization of intangible assets	(13)	(12)	(51)	(62)
Research and development expenses	(26)	(24)	(102)	(96)
Other (charges) gains, net	(13)	(9)	(14)	(48)
Foreign exchange gain (loss), net	—	(1)	(4)	—
Gain (loss) on disposition of businesses and asset, net	(1)	(1)	(3)	(2)
Operating profit (loss)	86	97	511	690
Equity in net earnings (loss) of affiliates	79	46	242	192
Interest expense	(51)	(55)	(185)	(221)
Refinancing expense	(3)	—	(3)	(3)
Interest income	1	1	2	3
Dividend income - cost investments	—	—	85	80
Other income (expense), net	1	5	5	14
Earnings (loss) from continuing operations before tax	113	94	657	755
Income tax (provision) benefit	(16)	2	(48)	(149)
Earnings (loss) from continuing operations	97	96	609	606
Earnings (loss) from operation of discontinued operations	(3)	(1)	(6)	2
Gain (loss) on disposition of discontinued operations	—	—	—	—
Income tax (provision) benefit, discontinued operations	1	—	2	(1)
Earnings (loss) from discontinued operations	(2)	(1)	(4)	1
Net earnings (loss)	95	95	605	607
Net earnings (loss) attributable to noncontrolling interests	—	—	—	—
Net earnings (loss) attributable to Celanese Corporation	95	95	605	607
Cumulative preferred stock dividends	—	—	—	—
Net earnings (loss) available to common stockholders	95	95	605	607
Amounts attributable to Celanese Corporation
Earnings (loss) per common share - basic
Continuing operations	0.61	0.62	3.84	3.88
Discontinued operations	(0.01)	(0.01)	(0.02)	0.01
Net earnings (loss) - basic	0.60	0.61	3.82	3.89
Earnings (loss) per common share - diluted
Continuing operations	0.60	0.61	3.81	3.81
Discontinued operations	(0.01)	(0.01)	(0.02)	0.01
Net earnings (loss) - diluted	0.59	0.60	3.79	3.82
Weighted average shares (in millions)
Basic	159.5	156.4	158.3	156.2
Diluted	160.2	158.9	159.8	158.9

Consolidated Balance Sheets - Unaudited

	As of December 31,
(in $ millions)	2012	2011
ASSETS
Current assets
Cash & cash equivalents	959	682
Trade receivables - third party and affiliates, net	827	871
Non-trade receivables, net	209	235
Inventories	711	712
Deferred income taxes	257	104
Marketable securities, at fair value	53	64
Other assets	32	35
Total current assets	3,048	2,703
Investments in affiliates	800	824
Property, plant and equipment, net	3,350	3,269
Deferred income taxes	555	421
Other assets	463	344
Goodwill	777	760
Intangible assets, net	165	197
Total assets	9,158	8,518
LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	168	144
Trade payables - third party and affiliates	649	673
Other liabilities	475	539
Deferred income taxes	17	17
Income taxes payable	39	12
Total current liabilities	1,348	1,385
Long-term debt	2,930	2,873
Deferred income taxes	215	92
Uncertain tax positions	181	182
Benefit obligations	1,602	1,492
Other liabilities	1,152	1,153
Commitments and contingencies
Stockholders' equity
Preferred stock	—	—
Common stock	—	—
Treasury stock, at cost	(905)	(860)
Additional paid-in capital	731	627
Retained earnings	2,986	2,424
Accumulated other comprehensive income (loss), net	(1,082)	(850)
Total Celanese Corporation stockholders' equity	1,730	1,341
Noncontrolling interests	—	—
Total equity	1,730	1,341
Total liabilities and equity	9,158	8,518

Table 1
Business Segment Data and Reconciliation of Operating Profit (Loss) to Operating EBITDA -
a Non-U.S. GAAP Measure - Unaudited

	Three Months Ended		Year Ended
	December 31,		December 31,
(in $ millions)	2012	2011	2012	2011
Net Sales
Advanced Engineered Materials	299	292	1,261	1,298
Consumer Specialties	281	306	1,186	1,161
Industrial Specialties	251	272	1,184	1,223
Acetyl Intermediates	773	849	3,231	3,551
Other Activities [1]	—	—	—	1
Intersegment eliminations	(103)	(105)	(444)	(471)
Total	1,501	1,614	6,418	6,763
Operating Profit (Loss)
Advanced Engineered Materials	1	(3)	86	76
Consumer Specialties	60	59	244	227
Industrial Specialties	6	17	82	100
Acetyl Intermediates	64	67	263	459
Other Activities [1]	(45)	(43)	(164)	(172)
Total	86	97	511	690
Other Charges and Other Adjustments [2]
Advanced Engineered Materials	11	8	16	60
Consumer Specialties	11	5	34	23
Industrial Specialties	—	1	2	1
Acetyl Intermediates	(5)	4	5	(3)
Other Activities [1]	(8)	1	9	18
Total	9	19	66	99
Depreciation and Amortization Expense [3]
Advanced Engineered Materials	29	32	113	97
Consumer Specialties	10	9	39	36
Industrial Specialties	14	11	53	45
Acetyl Intermediates	21	21	80	96
Other Activities [1]	5	3	15	13
Total	79	76	300	287
Business Operating EBITDA
Advanced Engineered Materials	41	37	215	233
Consumer Specialties	81	73	317	286
Industrial Specialties	20	29	137	146
Acetyl Intermediates	80	92	348	552
Other Activities [1]	(48)	(39)	(140)	(141)
Total	174	192	877	1,076
Equity Earnings, Cost - Dividend Income and Other Income (Expense)
Advanced Engineered Materials	47	36	190	163
Consumer Specialties	5	—	90	80
Industrial Specialties	—	1	—	2
Acetyl Intermediates	8	3	13	10
Other Activities [1]	20	11	39	31
Total	80	51	332	286
Operating EBITDA
Advanced Engineered Materials	88	73	405	396
Consumer Specialties	86	73	407	366
Industrial Specialties	20	30	137	148
Acetyl Intermediates	88	95	361	562
Other Activities [1]	(28)	(28)	(101)	(110)
Total	254	243	1,209	1,362
1 Other Activities includes corporate selling, general and administrative expenses and the results from captive insurance companies.
2 See Table 7 for details.
3 Excludes accelerated depreciation and amortization expense included in Other charges and Other adjustments above. See Table 1A for details.

Table 1A
Reconciliation of Consolidated Net Earnings (Loss) to Operating EBITDA -
a Non-U.S. GAAP Measure - Unaudited

	Three Months Ended		Year Ended
	December 31,		December 31,
(in $ millions)	2012	2011	2012	2011
Net earnings (loss) attributable to Celanese Corporation	95	95	605	607
(Earnings) loss from discontinued operations	2	1	4	(1)
Interest income	(1)	(1)	(2)	(3)
Interest expense	51	55	185	221
Refinancing expense	3	—	3	3
Income tax provision (benefit)	16	(2)	48	149
Depreciation and amortization expense [2]	79	76	300	287
Other charges (gains), net [1]	13	9	14	48
Other adjustments [1]	(4)	10	52	51
Operating EBITDA	254	243	1,209	1,362
Detail by Business Segment
Advanced Engineered Materials	88	73	405	396
Consumer Specialties	86	73	407	366
Industrial Specialties	20	30	137	148
Acetyl Intermediates	88	95	361	562
Other Activities [3]	(28)	(28)	(101)	(110)
Operating EBITDA	254	243	1,209	1,362
1 See Table 7 for details.
2 Excludes accelerated depreciation and amortization expense as detailed in the table below and included in Other adjustments above.
3 Other Activities includes corporate selling, general and administrative expenses and the results from captive insurance companies.

	Three Months Ended		Year Ended
	December 31,		December 31,
(in $ millions)	2012	2011	2012	2011
Advanced Engineered Materials	—	—	—	3
Consumer Specialties	2	1	6	8
Industrial Specialties	—	—	2	—
Acetyl Intermediates	—	—	—	—
Other Activities [3]	—	—	—	—
Accelerated depreciation and amortization expense	2	1	8	11
Depreciation and amortization expense [2]	79	76	300	287
Total depreciation and amortization expense	81	77	308	298

Table 2
Factors Affecting Business Segment Net Sales - Unaudited

Three Months Ended December 31, 2012 Compared to Three Months Ended December 31, 2011

	Volume	Price	Currency	Other	Total
	(In percentages)
Advanced Engineered Materials	4%	—%	(2)%	—%	2%
Consumer Specialties	(13)%	5%	—%	—%	(8)%
Industrial Specialties	2%	(8)%	(2)%	—%	(8)%
Acetyl Intermediates	(3)%	(5)%	(1)%	—%	(9)%
Total Company	(3)%	(3)%	(1)%	—%	(7)%

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

	Volume	Price	Currency	Other	Total
	(In percentages)
Advanced Engineered Materials	(2)%	2%	(3)%	—%	(3)%
Consumer Specialties	(4)%	6%	—%	—%	2%
Industrial Specialties	3%	(3)%	(3)%	—%	(3)%
Acetyl Intermediates	—%	(7)%	(2)%	—%	(9)%
Total Company	—%	(3)%	(2)%	—%	(5)%

Table 3
Cash Flow Information - Unaudited

	Year Ended December 31,
(in $ millions)	2012	2011
Net cash provided by operating activities	722	638
Net cash (used in) investing activities [1]	(500)	(441)
Net cash provided by (used in) financing activities	49	(253)
Exchange rate effects on cash and cash equivalents	6	(2)
Cash and cash equivalents at beginning of period	682	740
Cash and cash equivalents at end of period	959	682
1  2012 and 2011 include $49 million and $204 million, respectively, of capital expenditures related to the relocation of our Kelsterbach, Germany POM operations. 2011 includes $158 million of cash proceeds related to the settlement with the Frankfurt, Germany Airport to move our POM operations from Kelsterbach, Germany.

Table 4
Cash Dividends Received - Unaudited

	Three Months Ended December 31,		Year Ended December 31,
(in $ millions)	2012	2011	2012	2011
Dividends from equity investments	40	40	262	205
Dividends from cost investments	—	—	85	80
Total	40	40	347	285

Table 5
Net Debt - Reconciliation of a Non-U.S. GAAP Measure - Unaudited

	As of December 31,
(in $ millions)	2012	2011
Short-term borrowings and current installments of long-term debt - third party and affiliates	168	144
Long-term debt	2,930	2,873
Total debt	3,098	3,017
Less: Cash and cash equivalents	959	682
Net Debt	2,139	2,335

Table 6
Adjusted Earnings (Loss) Per Share - Reconciliation of a Non-U.S. GAAP Measure - Unaudited

	Three Months Ended December 31,				Year Ended December 31,
(in $ millions, except share and per share data)	2012		2011		2012		2011
		per share		per share		per share		per share
Earnings (loss) from continuing operations	97	0.60	96	0.61	609	3.81	606	3.81
Deduct: Income tax (provision) benefit	(16)		2		(48)		(149)
Earnings (loss) from continuing operations before tax	113		94		657		755
Other charges and other adjustments [1]	9		19		66		99
Refinancing - related expenses	8		(2)		8		3
Adjusted earnings (loss) from continuing operations before tax	130		111		731		857
Income tax (provision) benefit on adjusted earnings [2]	(22)		(19)		(124)		(146)
Less: Noncontrolling interests	—		—		—		—
Adjusted earnings (loss) from continuing operations	108	0.67	92	0.58	607	3.80	711	4.47
Diluted shares (in millions) [3]
Weighted average shares outstanding		159.5		156.4		158.3		156.2
Dilutive stock options		0.2		1.8		0.9		1.9
Dilutive restricted stock units		0.5		0.7		0.6		0.8
Total diluted shares		160.2		158.9		159.8		158.9
1 See Table 7 for details.
2 The adjusted effective tax rate is 17% and 17% for the three and twelve months ended December 31, 2012 and 2011, respectively.
3 Potentially dilutive shares are included in the adjusted earnings per share calculation when adjusted earnings are positive.

Table 7
Other Charges and Other Adjustments - Reconciliation of a Non-U.S. GAAP Measure - Unaudited

Other Charges (Gains), net:
	Three Months Ended December 31,		Year Ended December 31,
(in $ millions)	2012	2011	2012	2011
Employee termination benefits	4	4	6	22
Kelsterbach plant relocation	2	4	7	47
Plumbing actions	(1)	—	(5)	(6)
Asset impairments	8	1	8	1
Commercial disputes	—	—	(2)	(15)
Other	—	—	—	(1)
Total	13	9	14	48

Other Adjustments: [1]
	Three Months Ended December 31,		Year Ended December 31,		Income Statement
(in $ millions)	2012	2011	2012	2011	Classification
Business optimization	1	1	9	8	Cost of sales / SG&A
Kelsterbach plant relocation	10	1	14	8	Cost of sales
Plant closures	5	3	21	18	Cost of sales / SG&A
(Gain) loss on disposition of assets	—	—	1	(1)	(Gain) loss on disposition
Write-off of other productive assets	—	—	—	(1)	Cost of sales
Commercial disputes	—	1	—	8	Cost of sales
Acetate production interruption costs	—	—	10	—	Cost of sales
InfraServ Hoechst debt restructuring	(22)	—	(22)	—	Equity in net (earnings) loss of affiliates
Other	2	4	19	11	Various
Total	(4)	10	52	51
Total other charges and other adjustments	9	19	66	99
1 These items are included in net earnings but not included in other charges (gains), net.

Table 8
Equity Affiliate Results and Reconciliation of Operating Profit to Affiliate EBITDA -
a Non-U.S. GAAP Measure - Total - Unaudited

	Three Months Ended December 31,		Year Ended December 31,
(in $ millions)	2012	2011	2012	2011
Net Sales
Affiliates - Asia [1]	406	405	1,701	1,637
Affiliates - Middle East [2]	363	353	1,328	1,204
Infraserv Affiliates [3]	504	595	1,906	2,192
Total	1,273	1,353	4,935	5,033
Operating Profit
Affiliates - Asia [1]	34	9	192	160
Affiliates - Middle East [2]	182	172	652	541
Infraserv Affiliates [3]	43	38	134	138
Total	259	219	978	839
Depreciation and Amortization
Affiliates - Asia [1]	18	19	75	76
Affiliates - Middle East [2]	11	10	43	48
Infraserv Affiliates [3]	30	36	108	120
Total	59	65	226	244
Affiliate EBITDA
Affiliates - Asia [1]	52	28	267	236
Affiliates - Middle East [2]	193	182	695	589
Infraserv Affiliates [3]	73	74	242	258
Total	318	284	1,204	1,083
Net Income
Affiliates - Asia [1]	21	1	126	104
Affiliates - Middle East [2]	162	153	582	481
Infraserv Affiliates [3]	97	29	162	95
Total	280	183	870	680
Net Debt
Affiliates - Asia [1]	369	172	369	172
Affiliates - Middle East [2]	(114)	(110)	(114)	(110)
Infraserv Affiliates [3]	122	236	122	236
Total	377	298	377	298
1 Affiliates - Asia accounted for using the equity method includes Polyplastics (45%), Korean Engineering Plastics (50%), Fortron Industries (50%), Una SA (2012 - 0%, 2011 - 50%). Una SA was divested during the Three Months Ended March 31, 2011.
2 Affiliates - Middle East accounted for using the equity method includes National Methanol Company (Ibn Sina) (25%).
3 Infraserv Affiliates accounted for using the equity method includes Infraserv Hoechst (32%), Infraserv Gendorf (39%) and Infraserv Knapsack (27%).

Table 8 (continued)
Equity Affiliate Results and Reconciliation of Proportional Operating Profit to Proportional Affiliate EBITDA - a Non-U.S. GAAP Measure - Celanese Proportional Share - Unaudited

	Three Months Ended December 31,		Year Ended December 31,
(in $ millions)	2012	2011	2012	2011
Proportional Net Sales
Affiliates - Asia [1]	187	187	784	757
Affiliates - Middle East [2]	91	88	332	301
Infraserv Affiliates [3]	166	196	626	722
Total	444	471	1,742	1,780
Proportional Operating Profit
Affiliates - Asia [1]	16	5	90	76
Affiliates - Middle East [2]	45	43	163	135
Infraserv Affiliates [3]	14	13	44	45
Total	75	61	297	256
Proportional Depreciation and Amortization
Affiliates - Asia [1]	8	9	34	35
Affiliates - Middle East [2]	3	2	11	12
Infraserv Affiliates [3]	10	11	35	39
Total	21	22	80	86
Proportional Affiliate EBITDA
Affiliates - Asia [1]	24	14	124	111
Affiliates - Middle East [2]	48	45	174	147
Infraserv Affiliates [3]	24	24	79	84
Total	96	83	377	342
Equity in Net Earnings of Affiliates (as reported in the Consolidated Statement of Operations)
Affiliates - Asia [1]	10	1	60	49
Affiliates - Middle East [2]	37	35	130	112
Infraserv Affiliates [3]	32	10	52	31
Total	79	46	242	192
Proportional Affiliate EBITDA in Excess of Equity in Net Earnings of Affiliates
Affiliates - Asia [1]	14	13	64	62
Affiliates - Middle East [2]	11	10	44	35
Infraserv Affiliates [3]	(8)	14	27	53
Total	17	37	135	150
Proportional Net Debt
Affiliates - Asia [1]	167	77	167	77
Affiliates - Middle East [2]	(29)	(27)	(29)	(27)
Infraserv Affiliates [3]	41	78	41	78
Total	179	128	179	128

[1]
Affiliates - Asia accounted for using the equity method includes Polyplastics (45%), Korean Engineering Plastics (50%), Fortron Industries (50%), Una SA (2012 - 0%, 2011 - 50%). Una SA was divested during the Three Months Ended March 31, 2011.

[2]	Affiliates - Middle East accounted for using the equity method includes National Methanol Company (Ibn Sina) (25%).

[3]	Infraserv Affiliates accounted for using the equity method includes Infraserv Hoechst (32%), Infraserv Gendorf (39%) and Infraserv Knapsack (27%).